UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

STEPAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 21, 2009

at 9:00 a.m.

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 21, 2009, at 9:00 a.m., for the following purposes:

1.	To elect two Directors to the Board of Directors for a three-year term.

2.	To approve the adoption of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010).

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2009.

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 20, 2009, as the record date for determining holders of 5 1/2% Convertible Preferred Stock and Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 21, 2009.

The Proxy Statement and Annual Report to Stockholders are available at http://www.edocumentview.com/SCL.

The proxy materials available at http://www.edocumentview.com/SCL are the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy, Annual Report to Stockholders, and Form 10-K for the year 2008.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investors—Annual Meeting” for those stockholders who plan to attend the meeting.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 19, 2009

The Board of Directors of the Company extends a cordial invitation to all stockholders to be present at the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

March 19, 2009

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. on April 21, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of the Company, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s Officers and employees may solicit proxies from stockholders personally or by telephone or letter. Arrangements will be made with the brokers, custodians, nominees, or other fiduciaries who so request for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in that connection.

At the close of business on February 20, 2009, the record date for the meeting, there were 549,896 shares of 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 1.14175 shares of Common Stock and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming the shares of Preferred Stock were converted, there would be 10,291,744 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being sent or given to stockholders commencing on or about March 19, 2009.

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting and of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of a majority of the persons present and acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

The required quorum at the Annual Meeting of Stockholders is a majority of the outstanding shares of voting stock as of the record date. In order to ensure the presence of the necessary quorum at the Annual Meeting of Stockholders, please mark, sign and return the enclosed Proxy card promptly in the envelope provided. No postage is required if mailed in the United States. Even though you sign and return your Proxy card, you are invited to attend the meeting.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted in the enclosed proxy by the stockholder, on the election of Messrs. Gary E. Hendrickson and Gregory E. Lawton as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2012.

Under the Company’s Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by shares that withhold authority to vote in the election.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Nominees For Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Gary E. Hendrickson	President and Chief Operating Officer of Valspar Corporation, a global paints and coatings manufacturer, since February 2008. Senior Vice President, Wood Coatings, Architectural, and Federal Business Units; and President, Asia Pacific of Valspar Corporation, from 2005 to February 2008. Group Vice President, Global Wood Coatings; and President, Asia Pacific of Valspar Corporation from 2004 to 2005. Corporate Vice President and President, Asia Pacific of Valspar Corporation from 2001 to 2004. Age—52	N/A	0	*

Gregory E. Lawton	Private Investor and Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and Superior Metals. Age—58	2006	4,815(2) (3)	*

* Less than one percent of outstanding shares.

(1)	Represents number of shares beneficially owned as of February 20, 2009. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of Preferred Stock, and (c) shares pledged as security by the Director.
(2)	Includes 1,519 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 1,646 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of the nominees Gary E. Hendrickson and Gregory E. Lawton for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for reelection as their respective term of office does not expire this year:

Name of Director	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Thomas F. Grojean	Chairman, Chief Executive Officer and sole owner of Grojean Transportation, a nationwide truckload freight carrier, since 1990. Age—70	1977	2011	19,121(2) (3)	*

Robert G. Potter	Private Investor. Chairman and Chief Executive Officer of Solutia Inc., the former chemical businesses of Monsanto Company, from 1997 to 1999. Chief Executive of the chemical businesses of Monsanto Company from 1986 to 1997. Director of Arch Coal Inc. Director of several private companies. Age—69	1995	2010	11,802(4)	*

F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—71	1967	2010	1,945,197(5) (6) (7) (8) (9)	18.9%

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation. Age—48	1999	2011	817,229(10) (11)	7.9%

Edward J. Wehmer	President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age—54	2003	2010	9,158(12) (13)	*

* Less than one percent of outstanding shares.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes 6,734 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 2,258 shares credited to the Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 and the Stepan Company 2006 Incentive Compensation Plan.
(4)	Includes 5,156 shares credited to the Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 and the Stepan Company 2006 Incentive Compensation Plan.
(5)	See Note (3) to tables under Security Ownership of Certain Beneficial Owners.
(6)	See Note (5) to tables under Security Ownership of Certain Beneficial Owners.
(7)	See Note (6) to tables under Security Ownership of Certain Beneficial Owners.
(8)	See Note (7) to tables under Security Ownership of Certain Beneficial Owners.

(9)	See Note (8) to tables under Security Ownership of Certain Beneficial Owners.
(10)	Includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell Investment Group (“Russell”). Russell is also the trustee for the Company’s Employee Stock Ownership Plan (“ESOP”) and the Employee Stock Ownership Plan II (“ESOP II”). Russell expressly disclaims any beneficial ownership in the securities of these plans.
(11)	Includes 191,774 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, 1,350 shares allocated to F. Quinn Stepan, Jr. under ESOP, 2,548 shares of Common Stock and 553 shares of Preferred Stock allocated to F. Quinn Stepan, Jr. under ESOP II, and 39,158 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan Amended and Restated as of January 1, 2005, and further amended in 2008 (the “Management Incentive Plan”). Amounts credited to an employee’s stock account at the time of separation of service from the Company will be paid as the employee has elected under the provisions of the Management Incentive Plan. Also includes 11,500 shares pledged as security for a bank loan agreement and 64,628 shares held in a margin account.
(12)	Includes 3,398 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(13)	Includes 2,260 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 20, 2009, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

	Number of Shares of Common Stock Beneficially Owned(2)(8)				Total Shares	Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power
Name and Address(1)	Sole		Shared
F. Quinn Stepan(4)	1,459,221	(5)(6)(7)	485,976	(3)	1,945,197	18.9%
Nicholas Company, Inc.	675,400	(9)			675,400	6.5%
Barclays Global Investors, NA	554,689	(10)			554,689	5.3%

As of February 20, 2009, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock:

	Number of Shares of Preferred Stock Beneficially Owned(2)			Total Shares	Percentage of Outstanding Shares of Preferred Stock
	Voting and/or Investment Power
Name and Address(1)	Sole	Shared
F. Quinn Stepan(4)	22,162	166,480	(3)	188,642	34.3%
Paul H. Stepan(4)	0	166,480	(3)	166,480	30.2%
Mary Louise Wehman(4)	89,684			89,684	16.3%
John Stepan(4)	76,872			76,872	13.9%
Charlotte Stepan Shea(4)	35,244			35,244	6.4%

(1)	Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(2)	Represents number of shares beneficially owned as of February 20, 2009. Number of shares owned includes shares held by the spouses of F. Quinn Stepan and Paul H. Stepan and shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members where such person as trustee or custodian has voting or investment power.
(3)	F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership that is the sole general partner in another family-owned limited partnership that owns 252,643 shares of Common Stock and 166,480 shares of Preferred Stock. The partnership has pledged a total of 229,630 shares of Common Stock and 166,480 shares of Preferred Stock as security for a bank loan agreement. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul H. Stepan.
(4)	F. Quinn Stepan, Paul H. Stepan, John Stepan, Mary Louise Wehman and Charlotte Stepan Shea are the children of the late Mary Louise Stepan and the late Alfred C. Stepan, Jr.
(5)	Includes 5,599 shares of Common Stock allocated to F. Quinn Stepan under ESOP, 40,768 shares of Common Stock and 9,350 shares of Preferred Stock allocated to F. Quinn Stepan under ESOP II, and 189,372 shares of Common Stock credited to F. Quinn Stepan’s stock account under the Management Incentive Plan.
(6)	Includes 204,996 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(7)	Includes 144,655 shares of Common Stock pledged as security for a bank loan agreement.
(8)	Includes the number of shares of Common Stock that the specified person has the right to acquire by conversion of Preferred Stock beneficially owned by such person.
(9)

As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009, by Nicholas Company, Inc., an investment adviser, 700 North Water Street, Milwaukee, Wisconsin 53202

(“NCI”), Nicholas Fund, Inc., an investment company (“NFI”), and Albert O. Nicholas, the Chief Executive Officer, Chairman, Director and majority shareholder of NCI (“Nicholas”). In the Schedule 13G indicating beneficial ownership as of December 31, 2008, the Nicholas reporting entities report that the beneficial ownership reported by all three entities relate to the same shares of the Company in which each such reporting person has a separate beneficial interest. The Nicholas reporting entities disclosed that, taken as a whole as of December 31, 2008, they had sole voting power as to 653,400 shares and sole dispositive power as to 675,400 shares. The respective Nicholas reporting entities disclosed voting and dispositive power as follows: NCI, sole voting power as to 0 shares and sole dispositive power as to 675,400 shares; NFI, sole voting power as to 653,400 shares and sole dispositive power as to 0 shares; and Nicholas, sole voting power as to 0 shares and sole dispositive power as to 0 shares. Nicholas may be deemed to have indirect beneficial ownership of the shares beneficially held by NCI or NFI and disclaims beneficial ownership of these shares.

(10)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, by Barclays Global Investors, NA, a bank, 400 Howard Street, San Francisco, California 94105 (“BGI”), Barclays Global Fund Advisors, an investment adviser (“BGFA”), Barclays Global Investors, Ltd., a non-U.S. institution (“BGIL”), Barclays Global Investors Japan Limited, a non-U.S. institution (“BGIJ”), Barclays Global Investors Canada Limited, a non-U.S. institution (“BGIC”), Barclays Global Investors Australia Limited, a non-U.S. institution (“BGIA”), and Barclays Global Investors (Deutschland) AG, a non-U.S. institution (“BGID”). In the Schedule 13G indicating beneficial ownership as of December 31, 2008, the Barclays reporting entities do not affirm the existence of a group and state that their shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Barclays reporting entities disclosed that, taken as a whole as of December 31, 2008, they have sole voting power as to 445,880 shares and sole dispositive power as to 554,689 shares. The respective Barclays reporting entities disclosed voting and dispositive power as follows: BGI, sole voting power as to 230,431 shares and sole dispositive power as to 252,504 shares; BGFA, sole voting power as to 215,449 shares and sole dispositive power as to 297,592 shares; BGIL, sole voting power as to 0 shares and sole dispositive power as to 4,593 shares; and each of BGIJ, BGIC, BGIA and BGID disclosed sole voting power as to 0 shares and sole dispositive power as to 0 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on February 20, 2009, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group on such date:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	444,182	(2)	4.3%
John V. Venegoni	77,351	(3)	*
Anthony J. Zoglio	24,006	(4)	*
F. Quinn Stepan	1,945,197	(5)	18.9%
F. Quinn Stepan, Jr	817,229	(6)	7.9%
Robert D. Cadieux	14,838	(7)	*
Thomas F. Grojean	19,121	(8)	*
Gary E. Hendrickson	0	(9)	*
Gregory E. Lawton	4,815	(10)	*
Robert G. Potter	11,802	(11)	*
Edward J. Wehmer	9,158	(12)	*
All Directors and Executive Officers(13)	3,123,830		30.3%

* Less than one percent of outstanding shares.

(1)

Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) Common Stock owned by the spouse of each Director, nominee for Director or Executive Officer and shares held by each Director, nominee for Director or Executive Officer or his spouse as trustee or custodian for the benefit of children and family members where such person as trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans or conversion of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director or Executive Officer.

(2)	Includes 732 shares allocated to James E. Hurlbutt under ESOP, 1,349 shares of Common Stock and 293 shares of Preferred Stock allocated to James E. Hurlbutt under ESOP II, 13,816 shares that James E. Hurlbutt has the right to acquire under the Company’s stock option plans, and 8,399 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell. Russell is also the Trustee for the Company’s ESOP and ESOP II. Russell expressly disclaims any beneficial ownership in the securities of these plans.
(3)	Includes 1,291 shares allocated to John V. Venegoni under ESOP, 2,474 shares of Common Stock and 522 shares of Preferred Stock allocated to John V. Venegoni under ESOP II, 52,865 shares that John V. Venegoni has the right to acquire under the Company’s stock option plans, and 12,467 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(4)	Includes 505 shares allocated to Anthony J. Zoglio under ESOP, and 10,191 shares that Anthony J. Zoglio has the right to acquire under the Company’s stock option plans.
(5)	See Notes (5) to (9) to table under Directors Whose Terms Continue.
(6)	See Notes (10) and (11) to table under Directors Whose Terms Continue.
(7)	Includes 6,734 shares that Robert D. Cadieux has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and 2,261 shares credited to Robert D. Cadieux’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan. Mr. Cadieux’s term as a Director expires on April 21, 2009, the date of the 2009 Annual Meeting of Stockholders. Mr. Cadieux is not eligible for reelection as a Director.
(8)	See Notes (2) and (3) to table under Directors Whose Terms Continue.
(9)	Mr. Hendrickson is a Nominee for Director.
(10)	See Notes (2) and (3) to table under Nominees for Director.
(11)	See Note (4) to table under Directors Whose Terms Continue.
(12)	See Notes (12) and (13) to table under Directors Whose Terms Continue.
(13)	As of February 20, 2009, all Directors and Executive Officers as a group beneficially owned 191,216 shares of Preferred Stock, including 11,924 shares of Preferred Stock allocated to Company-employed Directors and Executive Officers under ESOP II, and which collectively represented 34.7% of the outstanding Preferred Stock and were convertible into 218,320 shares (2.1%) of Common Stock. As of February 20, 2009, Company-employed Directors and Executive Officers as a group had the right to acquire 587,732 shares of Common Stock under stock options exercisable within 60 days, 12,084 shares of Common Stock allocated to them under ESOP, 52,987 shares of Common Stock allocated to them under ESOP II, and 269,684 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, about the Company’s securities which may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	981,935	$26.06	667,805	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	981,935	$26.06	667,805

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Company’s Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that all persons subject to Section 16(a) reporting filed the required reports on time.

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and subsequently reviewed by the Audit Committee in February 2008 and February 2009 (“Related Party Transactions Policy”). This policy applies to transactions involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, director, or nominee for election as a director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions under the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No director may participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain Related Party Transactions and determined that the following Related Party Transactions will be generally deemed to be pre-approved or ratified under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/

reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain company charitable contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management will submit for the Audit Committee’s consideration any Related Party Transaction it would like the Company to enter into for that calendar year, including the proposed aggregate value of such transaction, if applicable. After the first calendar year meeting, any additional Related Party Transactions must be submitted to the Audit Committee for approval. Once the Audit Committee determines that the proposed transaction involved exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors will be reviewed by the Audit Committee. The factors considered by the Audit Committee for its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee will take into consideration the Company’s contractual obligations under those transactions and, based on all available relevant facts and circumstances, determine if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, the Company will update the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified under the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it will be submitted to the Audit Committee promptly for its consideration of all available relevant facts and circumstances, including (if applicable) the benefits to the Company; the impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Based on its conclusions, the Audit Committee will evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and will request that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. John Stepan (brother of F. Quinn Stepan and uncle of F. Quinn Stepan, Jr.) serves as a consultant for Hub International of Illinois Limited and an affiliate (“HUB”). HUB serves as an insurance broker for the Company to place various types of insurance coverage, including employee benefit policies, non-employee benefit policies and surety bonds. As the broker, HUB receives commissions for premiums paid by the Company for this insurance coverage. In 2008, the Company paid $1,248,877 in premiums for this insurance coverage, and HUB received $127,230 in commissions for these premiums. In 2008, HUB paid John Stepan $23,941 in fees for insurance coverage placed by HUB for the Company. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this previously approved Related Party Transaction and has determined that it is in the best interests of the Company and its stockholders to continue to permit the Company to retain HUB as an insurance broker. Accordingly, the Audit Committee has agreed to waive the conflict of interest provisions of the Company’s Code of Conduct to allow HUB to serve as an insurance broker for the Company and has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Principal Executive Officer and Principal Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board of Directors and Committee Meetings

During 2008, there were five regular meetings of the Board of Directors. During 2008, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member. The Company does not have a formal policy regarding Director attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2008 Annual Meeting of Stockholders and plan to attend the 2009 Annual Meeting of Stockholders. The Company’s Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee.

•	Audit Committee

The Board of Directors has an Audit Committee, which held five meetings in 2008. The functions of the Audit Committee include annual selection and engagement of the independent registered public accounting firm, meeting with the independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the independent registered public accounting firm at the completion of the year-end audit to review the results of the financial statement and internal control over financial reporting audits, meeting with the independent registered public accounting firm quarterly prior to the Company’s filing of its report on Form 10-Q, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Audit Committee in 2008 were Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer (Chairman), all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as the Audit Committee’s financial expert within the meaning of the Securities and Exchange Commission regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee was amended in 2008 and subsequently adopted by the full Board of Directors. The charter of the Audit Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Board of Directors has a Compensation and Development Committee, which held three meetings in 2008. The functions of the Compensation and Development Committee include reviewing the salaries of the Executive Officers of the Company each year, adjusting them as appropriate, approving all management incentive awards, approving proposals for granting of stock awards, providing advice and counsel to the Company regarding executive development and succession planning, approving management’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Compensation and Development Committee in 2008 were Messrs. Cadieux, Grojean, Lawton (Chairman), Potter and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which held three meetings in 2008. The functions of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending to the Board of Directors the director nominees for each committee. The members of the Nominating and Corporate Governance Committee in 2008 were Messrs. Cadieux, Grojean, Lawton, Potter (Chairman) and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Director membership and be addressed to Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. To submit a director nomination for next year’s annual meeting of stockholders, the deadlines are as set forth in the “Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, the nominees should also possess recognized achievement, an ability to contribute to some aspect of the

Company’s business, and the willingness to make the commitment of time and effort required of a Company director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director includes recommendations by stockholders, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the factors described above, as well as any of the general criteria previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Mr. Gary E. Hendrickson is a nominee for Director who has not been previously elected by the stockholders. At the direction of the Nominating and Corporate Governance Committee, an executive search firm was retained to help identify and facilitate the screening and interview process of candidates for director. Mr. Hendrickson was identified by the search firm as a potential director candidate. Mr. Hendrickson was subsequently interviewed by members of the Nominating and Corporate Governance Committee and then recommended for nomination. Mr. Gregory E. Lawton is a current Director who was previously elected by the stockholders. The term for Mr. Lawton expires in 2009. The nominations of Messrs. Hendrickson and Lawton to stand for election for a three-year term at the 2009 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reports annually to the Board of Directors on an assessment of the Board of Directors’ performance. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any director, the assessments are discussed at the Executive Sessions of the non-management directors. The assessment is of the Board of Directors’ contribution in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. These standards are not posted on the Company’s website but are provided as set forth below. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director, or an immediate family member, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director is a current partner or employee of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Robert D. Cadieux, Thomas F. Grojean, Gregory E. Lawton, Robert G. Potter and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above. In addition, the Board of Directors has also determined that Gary E. Hendrickson, a nominee for director, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and would be deemed independent under the standards set forth above should he be elected by the stockholders as a director of the Company at this 2009 Annual Meeting of Stockholders.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. could not be deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Executive Sessions

Executive Sessions of non-management directors will be held at least two times per year. At least one of the Executive Sessions each year will be limited to independent directors as defined under the rules of the New York Stock Exchange. Executive Sessions are generally held by the independent directors after every regular Board of Directors meeting and after every Board committee meeting. In 2008, four Executive Sessions (one after each regular Board of Directors meeting) were held by the independent directors and chaired by Mr. Potter. In addition, an Executive Session was also held after most Board committee meetings during 2008. The Executive Sessions are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Mr. Potter currently serves as the Chairman of the Nominating and Corporate Governance Committee. Any non-management director can request that an additional Executive Session be scheduled. A stockholder may communicate with the Chairman of the Nominating and Corporate Governance Committee by writing to him, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation and Development Committee

The Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice and counsel to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investors—Corporate Governance.”

The individuals who served as the Company’s Principal Executive Officer and Principal Financial Officer during fiscal year 2008, as well as the three other most highly compensated executive officers included in the Summary Compensation Table, are referred to in this proxy statement as the named executive officers (“NEOs”). The executive officers include the NEOs and the other executive officers of the Company.

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	motivate employees to achieve improved performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of its employees with the interest of its stockholders. The Company’s compensation program is not directly impacted by risk factors such as market conditions or stock price.

The Company’s guiding philosophy in executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within general industry and/or the chemical industry. The Company’s compensation philosophy is reviewed annually by the Committee.

The success of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use aggregate general industry survey data to benchmark executive compensation annually as described below under “Benchmarking Data.” Except for the limits regarding incentive compensation described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own consultant to provide overall compensation advice. On an ongoing basis, the Committee and the Company utilize compensation survey data and software purchased from one of the Company’s consultants, Watson Wyatt, when making base compensation decisions for Company executives. The Committee and the Company also receive long-term incentive survey data from Watson Wyatt annually. Additionally, in 2008, the Committee engaged a consultant, Towers Perrin, to analyze the short-term and long-term incentives the Company offers. See the discussion below under the “Elements of Compensation” section for more detailed information on the Company’s use of compensation consultants.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Benchmarking Data” and “Elements of Compensation” sections below.

Benchmarking Data

The Company determines compensation in part using survey data. The Company surveys total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate. The Company subscribes to compensation survey data supplied by Watson Wyatt for the purpose of benchmarking compensation. For the executive officers, including the NEOs, the Company benchmarked base salary using the Watson Wyatt Survey Report on Top Management Compensation. The Watson Wyatt Survey Report on Top Management Compensation is comprised of over 2,200 companies representing a variety of industries, sizes of companies and geographic areas. The Company utilizes the survey data that most closely matches the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company benchmarks total compensation to ensure that the Company’s compensation levels are sufficiently competitive to attract, retain and motivate its employees. The data used in the Watson Wyatt aggregate surveys is relevant to the position being analyzed. As referenced above, the benchmarking elements from the surveys include one or more of the following categories: type of organization (all, profit, non-profit, etc.), type of industry (general, manufacturing, durable/non-durable goods manufacturing, chemical, chemicals/plastics/bio-technology/pharmaceuticals/cosmetics and others), geographic location (United States, by region, by state, by metropolitan area, etc.), company size (annual revenues, assets, number of employees, etc.) and other relevant categories. The Company targets total compensation for executive officers to be in the 50th percentile of these surveys. The Company currently targets a total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level.

Elements of Compensation

For the fiscal year ended December 31, 2008, the principal elements of compensation for the executive officers, including the NEOs, are as follows:

Compensation Element / Purpose	Description
Base Salary To attract and retain individuals of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To drive year-over-year financial performance, attract and retain employees, and to align their interests directly with Company financial targets	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, recognize outstanding job performance and encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over time

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage of base salary under a Retirement Savings Plan adopted in 2006. The Chief Executive Officer and other NEOs, except the Chairman, are among a number of Company employees that also receive transition benefits for a limited period of time due to the freeze of the Defined Benefit Plan.

Profit Sharing Plans To provide a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility have a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade is primarily based on data benchmarked to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees that is also market competitive. The complete salary grade and tier chart is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the benchmark survey data, and the Company’s salary grade and tier chart, reviews and determines the Chief Executive Officer’s salary and the Chairman’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers. The Committee has the discretion to approve the recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of other NEOs, executive officers and all salaried employees.

See the narrative to the Summary Compensation Table below for additional information regarding base salaries for the NEOs in 2008.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to drive year-over-year financial performance, to attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual salary earned each calendar year. Because more senior managers have more ability to impact Company results, a greater percentage of their total compensation is at-risk in the form of the annual bonus. Both the Chief Executive Officer and the Chairman have the highest levels of responsibility, and therefore, are eligible for the highest bonus percentage. The Vice President and General Manager—Surfactants, as the leader of the largest business unit, and the Vice President—Supply Chain, with responsibility for all manufacturing sites and supply chain functions, are therefore eligible for the next highest level of bonus percentage. Finally, the Vice President and Chief Financial Officer, with responsibility for all financial functions, is eligible for the third highest level of bonus percentage. Under the terms of the Stepan Company Management Incentive Plan (Amended and Restated as of January 1, 2005) and further amended in 2008 (“Management Incentive Plan”), the maximum percentage of an executive’s annual bonus is 125% of his or her annual base salary. The following chart reflects the bonus percentage range for each NEO:

NEO	Bonus Percentage Range
Chief Executive Officer (F. Quinn Stepan, Jr.)	0-75%
Chairman (F. Quinn Stepan)	0-75%
Vice President and Chief Financial Officer (James E. Hurlbutt)	0-48%
Vice President and General Manager—Surfactants (John V. Venegoni)	0-60%
Vice President—Supply Chain (Anthony J. Zoglio)	0-60%

Within the bonus percentage ranges shown above, each executive officer’s annual bonus is directly determined by the Company’s overall financial performance and/or achievement of a set of individual performance goals, as described below. Payouts against each goal are based on the relative level of achievement of the goal, and are measured against four categories: Marginal, Competent, Commendable and Distinguished. The Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that goal; in contrast, the Distinguished level represents the target threshold that must be met or exceeded to obtain the full percentage payout for that goal. The Competent and Commendable levels, intended to be challenging but reasonably obtainable, are set at prorated amounts between the Marginal and Distinguished levels. Few, if any, managers or executives achieve the Distinguished level for all of their goals in any calendar year.

In addition, bonus payments as a whole may be reduced on a prorated basis or eliminated entirely based on the Company’s performance if it falls below certain pre-determined corporate net income levels. At the Committee’s discretion, bonus payments for individuals may also be increased up to the maximum bonus percentage allowed under the Management Incentive Plan to reflect extraordinary individual performance, or reduced or eliminated, to reflect unacceptable performance.

In 2008, the Committee approved an additional stretch incentive of $100,000 for the Vice President and General Manager—Surfactants based on achieving an increase in operating profit of $5 million over the established budget for the surfactants business. This incentive was an all-or-nothing award intended to drive breakthrough performance in 2008, which performance represented the highest surfactants operating income in Company history. Stretch incentives were also approved for two non-NEOs, the Vice President and General Manager of the Polymers business and the Director of the Specialties business unit, but the stretch incentives in those business areas were not achieved, and therefore, no additional incentive was paid to those individuals.

These stretch incentives were “all or nothing” in that either the incentive was achieved and therefore paid, or the incentive was not achieved and not paid. No proration was allowed for these stretch incentives.

In response to the Company achieving in 2008 its highest annual corporate net income in the Company’s history, the Committee approved additional bonuses for the Chairman and the Chief Executive Officer in the amounts of $100,000 and $200,000, respectively, both of which are within the maximum amount payable under the Management Incentive Plan. These additional bonuses were paid in addition to their respective bonuses earned under the 2008 Company financial performance targets (as shown below). The Committee awarded these bonuses to provide these individuals with an additional reward for their leadership of the Company in the record-setting year of 2008. It is common compensation practice to pay above target bonus payout levels when the target is exceeded. These payments, along with the stretch incentives for other NEOs indicated above, reinforce the premise that the Company bases its compensation philosophy on pay for performance. In years when Company performance is exceptional and above the Distinguished level, it is possible for the NEOs to receive bonuses above target, while in years when Company performance is below the Marginal level, no bonus will be paid based upon Company performance.

•	Overall Financial Performance Targets

The Committee establishes the Company’s overall financial performance targets at the beginning of each calendar year. In 2008, the Committee established three overall financial performance targets for all NEOs. Two of these targets, Corporate Net Income and Corporate Return on Invested Capital (ROIC), were used in 2007 and previous years. The Committee added a third target for 2008: Corporate Free Cash Flow, which was added to ensure that cash flow is effectively managed and prudently reinvested to increase stockholder value. In 2008, the following levels were set for each of these targets:

Target	Marginal	Competent	Commendable	Distinguished
Net Income	$18.0 million	$21.0 million	$24.0 million	$27.0 million
ROIC	5.25%	6.00%	6.75%	7.50%
Free Cash Flow	($4.0 million)	($1.0 million)	$2.0 million	$5.0 million

Each NEO’s annual bonus objectives include Corporate financial performance targets. Given their respective levels of responsibility, the Chairman and the Chief Executive Officer both had their bonus based entirely on Corporate financial performance targets. The Vice President and Chief Financial Officer had 50% of his bonus tied to the same Corporate financial performance targets. The other NEOs had at least 40% of their bonus tied to these same targets.

The following tables show the Company’s performance against the Corporate Net Income and ROIC targets, as well as information on the new Free Cash Flow target, in 2006, 2007 and 2008:

Target	2006 Results	2006 Distinguished (Maximum) Target	2006 Payout Against Distinguished (Maximum) Target
Net Income	$6.7 million	$21.0 million	0%(1)
ROIC	4.64%	6.50%	0%(1)
Free Cash Flow	($15.3 million)	Not Applicable	Not Applicable

Target	2007 Results	2007 Distinguished (Maximum) Target	2007 Payout Against Distinguished (Maximum) Target
Net Income	$15.1 million	$18.0 million	76%(2)
ROIC	5.92%	6.00%	95%(2)	(3)
Free Cash Flow	$3.6 million	Not Applicable	Not Applicable

Target	2008 Results	2008 Distinguished (Maximum) Target	2008 Payout Against Distinguished (Maximum) Target
Net Income	$30.0 million	$27.0 million	100%(4)
ROIC	8.21%	7.50%	100%(3)	(4)
Free Cash Flow	($21.3 million)	$5.0 million	0%

(1)	The 2006 Corporate Net Income and ROIC results were below Marginal which resulted in no payout.
(2)	Actual payout adjusted to reflect results from ongoing operations, excluding deferred compensation expense, the gain on the sale of the specialty ester business, and the write-down of UK goodwill.
(3)	Actual ROIC payout adjusted to reflect LIFO inventory value changes.
(4)	Actual payout adjusted to reflect results from ongoing operations, excluding deferred compensation expense, the gain on the sale of the polymer systems business, the gain on the sale of land, an acceleration of pension transition benefits, a write-down of a currently uncollectible royalty, and an adjustment to an environmental reserve.

The 2009 bonus for both the Chairman and the Chief Executive Officer will be based on achievement of Corporate Net Income, ROIC and Free Cash Flow performance targets. At least 40% of the 2009 bonus for all other executive officers will be based on achievement of these same three targets. The remainder of the 2009 bonus for all other executive officers will be determined based on financial and performance targets appropriate for their respective areas of responsibility.

•	Individual Performance Targets

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon individual performance targets at the beginning of each calendar year. These individual performance targets may either be a financial target for a particular business segment or organization, or an achievement of a certain financial, safety, service or other goal specific to their function and responsibility, as illustrated in the following chart:

Vice President and Chief Financial Officer (James E. Hurlbutt)	Vice President and General Manager—Surfactants (John V. Venegoni)	Vice President—Supply Chain (Anthony J. Zoglio)
Corporate Targets: 50% of total Other Financial Targets: 50% of total	Corporate Targets: 40% of total Global Surfactant Operating Income: 20% of total Global Surfactant ROIC: 20% of total Specific Surfactant Product Financial Targets: 20% of total	Corporate Targets: 50% of total Safety, Service, Volume and other Financial Targets: 50% of total

The Company is presenting the Management Incentive Plan, as further amended and restated, for stockholder approval at this 2009 Annual Meeting of Stockholders. The Management Incentive Plan is included in this proxy statement as Appendix A and a summary is included in this proxy statement in the section “Approval of Stepan Company Management Incentive Plan (As Amended and Restated as of January 1, 2010)”. The primary reason to amend and restate the Management Incentive Plan with stockholder approval is to ensure that it is performance-based and fully compliant with Internal Revenue Code Section 162(m), which will allow the Company to fully expense and deduct short-term incentive payments earned upon reaching various goals and objectives.

Long-Term Incentive Compensation

The Company engaged Watson Wyatt in 2006 to benchmark the Company’s long-term incentive compensation plan. Watson Wyatt recommended that the design of this plan be amended in order for long-term incentive awards to be competitive with market practices. Based on this recommendation, the Company adopted a revised long-term incentive equity plan for executives of the Company. The Stepan Company 2006 Incentive Compensation Plan (the “2006 Incentive Plan”) was previously approved by stockholders at the 2006 Annual Meeting of Stockholders.

Executive officers receive stock option grants and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which in turn enhance the likelihood of increases in the value of the Company’s common stock. The Committee is responsible for approving all stock option grants and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results. The value of the long-term incentives for each executive is primarily based on survey data supplied by Watson Wyatt. Currently, these long-term incentive components are weighted approximately at 50% of the total grant amount as stock options and 50% as performance shares. This ratio has been benchmarked as market practice. The annual grant of stock options and performance shares is made each year on the day of the Committee meeting held in February, at which time the Committee determines which performance levels for the previous year were met. In addition, stock option grants and performance shares may be awarded to executive officers at other times based on other factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance.

•	Stock Option Grants

Stock option grants are made annually at the fair market value of Company common stock on the date of grant with a two-year vesting period and an eight-year term. The option price is set at the date of award. Backdating of stock options is prohibited under any circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

•	Stock Grants (Performance Shares)

Participants are granted a target number of performance shares that could be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned could vary depending on the level of performance achieved. The Company uses a matrix to determine the award. The matrix is included below:

The Threshold level for both Corporate Net Income and ROIC must be met before any payout occurs. Proration will occur between boxes and Threshold, Target and Maximum levels achieved, as necessary, depending on actual results.

Under the matrix, participants receive a stock distribution in the amount of 100% if the Target level is met, 50% if the Threshold level is met, and up to 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. Threshold objectives should have an 80% probability of achievement, Target objectives should have a 50% to 60% probability of achievement, and the Maximum objectives should have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, the performance shares will not be distributed to participants.

Because this long-term incentive plan was approved and implemented in 2006, the first set of performance shares vested in the year ending December 31, 2008, based upon achievement of Company Net Income and ROIC objectives which were set in February 2006. Based on Company results in 2008, participants received 170% of the number of shares granted. The 2008 Target objectives are shown in the table below:

*	Target objectives approved by the Committee on February 14, 2006

During 2008, the Committee approved the grants of stock options and stock awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2006 Incentive Plan. In addition, during 2008, the Company implemented the Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008). The purpose of this plan is to provide participants with the opportunity to defer receipt of all or a portion of certain incentive compensation payments in accordance with the provisions allowed under this plan.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Retirement Savings Plan, which provides for Company contributions into the employee’s retirement savings plan account (see discussion below in “Retirement Savings Plan” section). The primary purpose of both the Defined Benefit Plan and the Retirement Savings Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Retirement Savings Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Retirement Savings Plan” section.

•	Retirement Savings Plan

In each payroll period, the Company makes a contribution to the retirement savings plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs.

In addition, for certain employees, based on a non-discriminatory formula developed with and calculated by an outside actuarial firm, Towers Perrin, there is an additional contribution, made in the form of a defined benefit replacement allocation contribution (“DBRA Contribution”), which is designed to bridge the transition from the Defined Benefit Plan to the Retirement Savings Plan. The DBRA Contribution for eligible participants began for the calendar quarter ended September 30, 2006, and will continue on a quarterly basis for four and one-half years (i.e., until December 31, 2010). In the event an eligible participant leaves the Company before receiving the full amount of his or her DBRA Contribution, the eligible participant will forfeit the right to any unpaid contribution. Other provisions are as set forth in the Retirement Savings Plan. All of the NEOs received a contribution of 4% of their base salary into their Retirement Savings Plan account. All of the NEOs, except the Chairman, received DBRA Contributions in 2008 in the amounts included in the Summary Compensation Table.

In addition, as a result of improved Company performance, the Board of Directors approved the acceleration of eligible employee’s transition contribution payments. The accelerated payments represented the present value of the series of payments originally scheduled to be made until December 31, 2010, discounted to reflect the time value of money. None of the NEOs were eligible to receive an accelerated transition contribution payment.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception that four of the NEOs (Messrs. Stepan, Stepan, Jr., Venegoni and Zoglio) are currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs and all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

Profit Sharing Plans

The Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

The Company may make two types of contributions, basic and supplemental, under the Profit Sharing Plan, as described below:

•

Basic Company Contribution: Each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, will then present the recommendation to the Board of Directors for approval. The Basic Company Contribution is the lesser of five percent of the earnings of all eligible participants or five percent of the Company’s “Remaining Net Profits” for that plan year. Remaining Net Profits are determined based on a formula that considers, among other factors, the Company’s net profits, interest on long-term debt and the net worth of the Company.

•

Supplemental Executive Company Contribution: In addition to the “Basic Company Contribution”, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive in the executive compensation and benefits area. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans and as such, are not guaranteed the same as the benefits from qualified plans as a result of Internal Revenue Code (“Code”) compensation limitations. The funding status of the SERP Profit Sharing Plan is reviewed periodically. Currently, the Company has elected not to fund the SERP Profit Sharing Plan. All five NEOs received a 2008 SERP Profit Sharing Plan contribution. However, such amounts are not yet available, and therefore are not yet included in the Summary Compensation Table. Additionally, due to Code compensation limitations, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s retirement savings plan account. All of the NEOs, except the Chairman, received supplemental DBRA Contributions to the SERP Profit Sharing Plan. All such SERP contributions to the NEOs in 2008 are included in the Summary Compensation Table.

Employee Stock Ownership Plans

The first Stepan Company Employee Stock Ownership Plan (“ESOP”) was originally established in 1985. ESOP was designed to: (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s common stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company. ESOP was frozen and closed to new participants as of January 1, 1996.

Effective January 1, 2006, the Company established the new Stepan Company Employee Stock Ownership Plan II (“ESOP II”) to achieve the goals of ESOP as listed above. ESOP II is a separate and distinct plan from ESOP. Only employees who are employed by the Company on or after January 1, 2006, and who are participants in the Profit Sharing Plan, are eligible to receive contributions into ESOP II. Contributions to ESOP II are a percentage of the Company Profit Sharing Plan contribution (percentage determined by the Committee), which are reallocated to ESOP II in shares of Stepan stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Profit Sharing Plan” section above and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Stepan stock ownership among employees for alignment with all Company stockholders.

Perquisites

The Company provides NEOs with limited, standard perquisites which both the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2008, these perquisites represented a small percentage of the NEOs’ base compensation, ranging from 2.7% to 5.9%, with a median of 3.0%. The dollar values attributable to each NEO were also minimal, ranging from $4,154 to $29,623, with a median of $8,562.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The compensation attributable to the personal use of a Company-leased vehicle is included in the Summary Compensation Table under All Other Compensation. The personal use value is computed using the annual lease valuation rule. Under this method, the purchase price of the car is used to compute an annual lease value based on IRS tables.

The Company maintains two Company-owned properties which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company. When these properties are used by the NEOs for personal reasons, such value is included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. The value of any tickets used by an NEO for personal use is included in the Summary Compensation Table under All Other Compensation. In addition, both the Chief Executive Officer and the Chairman are members of country clubs which are not exclusively used for business entertainment. As such, the actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy and Stock Retention Guidelines

The Company maintains a stock ownership policy with stock ownership guidelines for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s common stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who are all participants in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Company common stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary. Stock ownership requirements for the Chairman and the Chief Executive Officer are higher based on their higher levels of responsibility.

All such executives, including the NEOs, have five years from their initial stock option grant, to achieve compliance with these stock ownership requirements. Executives must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. An NEO who is nearing normal retirement age of 65 may, commencing at age 61, reduce his or her holdings by 20 percent to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in any Company Employee Stock Ownership Plan, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Stock option grants or performance shares do not count towards the stock ownership requirement unless actually exercised or earned, respectively. No other shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically surveys against general industry benchmarks of stock ownership, most recently doing so in 2007.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2009. If an executive fails to comply with stock ownership policy requirements and annual progress, the executive is not eligible to receive stock option grants, performance shares or any other awards under the 2006 Incentive Plan until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executive’s decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides very limited post-termination compensation to executives. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors all compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through both internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers all rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law caps the deductible compensation per year at $1 million for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct compensation expenses. The Company’s compensation plans are designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action in the future. The Committee will review and monitor its policy with respect to the deductibility of compensation, as necessary.

There are several, specific Code Section 162(m) provisions in the Company’s 2006 Incentive Plan related to performance shares. During 2008, all Company compensation expenses, with the exception of $284,986 paid to the Chief Executive Officer, qualified for deduction under Code Section 162(m). This $284,986 amount was not deductible as it did not meet the IRS requirements to be considered performance-based compensation under Code Section 162(m).

In addition, the Company is presenting the Management Incentive Plan, as further amended and restated, for stockholder approval at this 2009 Annual Meeting of Stockholders. The primary reason to amend and restate the Management Incentive Plan with stockholder approval is to ensure that it is performance-based and fully compliant with Code Section 162(m), which will allow the Company to fully expense and deduct short-term incentive payments earned upon reaching various goals and objectives.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions which require those plans to maintain compliance with Code Section 409A regulations. In 2008, all of the Company’s applicable plans were amended to comply with Code Section 409A.

Summary of Executive Compensation in 2008

In 2008, the Company and the Committee applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining NEO compensation. Specifically:

•	Base pay was surveyed and determined to be consistent with similar positions within general industry.

•	Incentive pay was directly connected to Company and individual performance, and reflected improved Company financial performance.

•	The value of stock options and performance shares increased based on significantly improved Company financial performance.

•	All NEOs were in compliance with stock ownership requirements.

In most cases, compensation and benefits provided to NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and is reasonable in both nature and amount. The Company believes it needs to offer the level of executive compensation, benefits and perquisites as part of its total reward components to attract and retain executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs, the Committee has determined that NEO compensation at the Company is competitive and reasonable.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2008, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2008, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Robert D. Cadieux

Thomas F. Grojean

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2006, December 31, 2007 and December 31, 2008.

In 2008, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 9.1% (4.5% for merit and 4.6% for benchmarked market adjustment), which is consistent with Company guidelines. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Committee as discussed above in the Compensation Discussion and Analysis. In 2008, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2008: Mr. Hurlbutt: 11.6% (4.5% for merit and 7.1% for benchmarked market and promotion adjustment); Mr. Stepan: 0%; Mr. Venegoni: 5.8%; and Mr. Zoglio: 4.4%. The Chairman, Mr. Stepan, has received no base salary increase and no stock options or stock awards since Mr. Stepan, Jr.’s election as the Company’s Chief Executive Officer effective January 1, 2006.

The amounts included for 2008 Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and the 2006 Incentive Plan and thus may include amounts from awards granted in and prior to 2008. In addition, amounts included for 2008 Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 1992 and 2000 Stock Option Plans and the 2006 Incentive Plan, and thus may include amounts from awards granted in and prior to 2008.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
F. Quinn Stepan, Jr.	2008	$591,667	$—	$369,666	$227,100	$555,000	$42,061	$138,319	$1,923,813
President and Chief Executive Officer	2007	$545,833	$—	$47,709	$163,741	$400,000	$—	$131,291	$1,288,574
	2006	$525,000	$—	$18,272	$56,021	$0	$72,929	$65,324	$737,546
James E. Hurlbutt	2008	$245,667	$—	$140,106	$32,228	$79,596	$34,169	$47,564	$579,330
Vice President and Chief Financial Officer	2007	$222,000	$—	$17,288	$22,819	$78,188	$—	$53,631	$393,926
	2006	$210,000	$—	$7,309	$9,804	$12,453	$50,842	$25,628	$316,036

F. Quinn Stepan	2008	$500,000	$—	$—	$—	$400,000	$24,682	$49,623	$974,305
Chairman	2007	$500,000	$—	$—	$—	$320,625	$—	$47,631	$868,256
	2006	$500,000	$—	$—	$—	$0	$—	$38,921	$538,921
John V. Venegoni	2008	$305,167	$—	$234,813	$53,886	$258,168	$31,865	$43,046	$926,945
Vice President and General Manager—Surfactants	2007	$289,167	$—	$30,254	$45,638	$139,292	$—	$41,431	$545,782
	2006	$276,333	$—	$12,790	$19,607	$43,216	$48,423	$23,695	$424,064

Anthony J. Zoglio	2008	$273,083	$—	$234,813	$53,886	$101,041	$18,091	$61,851	$742,765
Vice President—Supply Chain	2007	$262,083	$—	$30,254	$45,638	$99,461	$1,477	$69,055	$507,968
	2006	$253,333	$—	$12,790	$19,607	$12,844	$54,400	$31,818	$384,792

(1)	2008 Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and the 2006 Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(2)	2008 Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 1992 Stock Option Plan, 2000 Stock Option Plan and 2006 Incentive Plan and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.
(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2006, 2007 and 2008 pursuant to the Management Incentive Plan, which were paid in February 2007, February 2008 and February 2009, respectively.
(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under the Company‘s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The increase in pension values for all of the NEOs was due to the change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age. The increase was partially offset by the change in the discount rate from 6.4% to 6.5%.
(5)	Amounts for 2008 include 2008 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $120,398; Mr. Hurlbutt: $44,395; Mr. Stepan: $25,213; Mr. Venegoni: $35,776 and Mr. Zoglio: $59,585. Also includes amounts for personal use of Company-leased vehicles, Company-owned properties, as well as spousal travel, entertainment events, and club membership dues.
(6)	For each of the NEOs, the dollar amounts in the Total column for 2007 have been corrected due to a minor mathematical error. However the dollar amounts for all individual columns for 2007 are correct and remain unchanged from last year’s proxy statement.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	2/12/2008	$0	$443,750	$739,583	3,000	6,000	12,000	0	30,000	$32.17	$32.09	$416,460
James E. Hurlbutt	2/12/2008	$0	$117,920	$307,083	1,250	2,500	5,000	0	5,000	$32.17	$32.09	$113,900
F. Quinn Stepan	2/12/2008	$0	$375,000	$625,000	0	0	0	0	0	$—	$—	$—
John V. Venegoni	2/12/2008	$0	$183,100	$381,458	1,750	3,500	7,000	0	7,000	$32.17	$32.09	$159,460
Anthony J. Zoglio	2/12/2008	$0	$163,850	$341,354	1,750	3,500	7,000	0	7,000	$32.17	$32.09	$159,460

(1)	Reflects estimated Target payouts under the Company’s Management Incentive Plan. These estimated amounts are based on the individual’s current salary and position.
(2)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(3)	Reflects the total fair value amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of stock awards and stock options on the date of the grant. Stock Awards are calculated using the Target payout level.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Quinn Stepan, Jr.	45,058			$21.75	5/8/2010			6,000	$194,100
	48,000			$23.68	2/10/2012
	48,716			$24.94	2/9/2014
	20,000			$26.25	2/13/2016
	30,000			$31.70	2/12/2015
		30,000		$32.17	2/11/2016

James E. Hurlbutt	6,816			$24.94	2/9/2014			2,750	$ 88,828
	3,500			$26.25	2/13/2016
	3,500			$31.70	2/12/2015
		5,000		$32.17	2/11/2016

F. Quinn Stepan	69,793			$21.75	5/8/2010			—	$ —
	67,000			$23.68	2/10/2012
	68,203			$24.94	2/9/2014
		—

John V. Venegoni	7,390			$21.75	5/8/2010			3,500	$113,225
	16,500			$23.68	2/10/2012
	14,975			$24.94	2/9/2014
	7,000			$26.25	2/13/2016
	7,000			$31.70	2/12/2015
		7,000		$32.17	2/11/2016

Anthony J. Zoglio	3,191			$26.25	2/13/2016			3,500	$113,225
	7,000			$31.70	2/12/2015
		7,000		$32.17	2/11/2016

(1)	All options listed in this column are exercisable on February 12, 2010.
(2)	Reflects Stock Awards granted in February 2007 and February 2008 that have not yet been earned. The vesting date for such Stock Awards is based upon the Company achieving certain financial targets by December 31, 2009 and December 31, 2010, respectively. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
F. Quinn Stepan, Jr.	59,040	$1,656,395	8,500	$285,600
James E. Hurlbutt	16,309	$378,322	3,400	$114,240
F. Quinn Stepan	48,436	$402,079	—	$ 0
John V. Venegoni	34,616	$693,422	5,950	$199,920
Anthony J. Zoglio	43,437	$1,176,200	5,950	$199,920

(1)	The Stock Awards vested upon the Company achieving certain financial targets by December 31, 2008.
(2)	Based on Fair Market Value of $33.60 per share at time of vesting.

PENSION BENEFITS

The table below shows the value of any pension benefits received by each of the NEOs. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The amounts shown are based on the plan provisions applicable in each plan in which the NEOs participate. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are the same as used for the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Messrs. Hurlbutt and Zoglio are the only NEOs who are eligible for early retirement under the pension plans. Due to Minimum Required Distribution regulations, Mr. Stepan began receiving benefits from the Retirement Plan for Salaried Employees during 2008.

The change in pension values shown in the Summary Compensation Table increased for all of the NEOs.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of Final Average Earnings less 50% of the participant’s Primary Social Security benefit times Service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing 5 years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2006, December 31, 2007, and December 31, 2008, are 5.75%, 6.4% and 6.5%, respectively.

•

Mortality Table: the mortality table used as of December 31, 2006 and December 31, 2007, is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements. The mortality table used as of December 31, 2008, is the IRS Prescribed Mortality Table for 2008. The table used for 2008 has lower mortality rates relative to the table for 2006 and 2007.

The information shown in the table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$273,304	$—
	Supplemental Executive Retirement Plan	20.7	$306,337	$—

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$432,768	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$795,518	$48,440
	Supplemental Executive Retirement Plan	30.0	$1,515,997	$—

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$350,636	$—
	Supplemental Executive Retirement Plan	23.9	$79,885	$—

Anthony J. Zoglio	Retirement Plan for Salaried Employees	14.7	$474,756	$—
	Supplemental Executive Retirement Plan	14.7	$64,671	$—

(1)	Due to Minimum Required Distribution regulations, Mr. Stepan commenced benefits in 2008.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s deferred compensation plan, certain executives, including the NEOs, may defer awards earned under the Management Incentive Plan. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis. In addition, the Company is presenting the amended and restated Management Incentive Plan for stockholder approval at this 2009 Annual Meeting of Stockholders (see Appendix A and the summary in the section “Approval of Stepan Company Management Incentive Plan (As Amended and Restated as of January 1, 2010)” in this proxy statement).

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2008, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	-37.16%	Fidelity Puritan	-29.16%
Fidelity Growth Discovery	-46.72%	DWS Scudder Money Market	2.69%
Fidelity Intermediate Bond	-5.84%	Stepan Company Stock	47.46%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter. Other changes were made to the Management Incentive Plan as necessary to comply with Code Section 409A.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$55,500	$—	$545,892	$—	$1,754,770
James E. Hurlbutt	$—	$—	$64,363	$—	$523,056
F. Quinn Stepan	$—	$—	$494,271	$—	$12,863,523
John V. Venegoni	$258,168	$—	$198,577	$—	$1,027,160
Anthony J. Zoglio	$—	$—	($45,999)	$—	$335,427

(1)	These amounts are also reported in the Summary Compensation Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Company annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2008, Directors who are not also employees of the Company are currently paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each Board of Director committee meeting. In addition, the Chairman of the Audit Committee of the Board of Directors is paid an additional annual fee of $10,000, and all other Board of Director committee chairmen are each paid an additional annual fee of $5,000. No fees or other compensation are paid to Directors who are also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company common stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

•

Stock Option Grants: Pursuant to the 2006 Incentive Plan, which was previously approved by stockholders at the 2006 Annual Meeting of Stockholders, as of the date of the annual meeting of the Company’s stockholders in each of calendar years 2006, 2008, 2010 and 2012, each Non-Employee Director serving as a Director of the Company on such date would automatically be awarded a stock option in the amount of the Annual Director Retainer Fee for such calendar year to purchase the number of shares of stock determined by dividing the Annual Director Retainer Fee for such calendar year by the fair market value of a share of stock as of such date. The option price of each share of stock under a stock option granted to a Non-Employee Director will be equal to the fair market value of a share of stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of stock or in any combination of cash or stock as the Non-Employee Director elects. No stock option granted to a Non-Employee Director may be exercised before the Non-Employee Director completes two continuous years of service as a Non-Employee Director following the date of the grant, or more than eight years after the date of the grant. On April 22, 2008, Non-Employee Directors were each granted a stock option of 1,069 shares at an option price of $41.51. The number of shares granted was determined by dividing the Annual Director Retainer Fee payable to the Non-Employee Director for the current year ($44,400) by the option price on the day of the grant ($41.51). This option will be exercisable on April 22, 2010, and will expire on April 21, 2016.

In February 2009, the Board of Directors approved an amendment to the number of stock options granted to Non-Employee Directors under the 2006 Incentive Plan. Therefore, beginning on the date of the annual meeting of the Company’s stockholders in 2009, Non-Employee Directors will receive annual stock option grants in the amount of $25,000 instead of receiving bi-annual stock option grants in the amount of the current calendar year Annual Director Retainer Fee. The Company revised the amounts of these stock option grants primarily in response to benchmarking information provided by Watson Wyatt, which upon review of the Company’s Competitive Assessment of Board of Directors Remuneration from 2005 determined that the stock or equity portion of Non-Employee Directors’ compensation at the Company was below average. Pursuant to this amendment, the Non-Employee Directors will each be granted on April 21, 2009, a stock option to purchase the number of shares determined by dividing $25,000 by the fair market value of a share of stock on April 21, 2009. This option will be exercisable on April 21, 2011, and will expire on April 20, 2017.

•

Stock Awards: Non-Employee Directors were granted an annual stock award of $15,000 (“Annual Stock Award”) at every February Committee meeting under the 2006 Incentive Plan. The number of shares credited to the Annual Stock Award was determined by dividing $15,000 by the average of the opening and closing price of common stock on the day of the grant of the Annual Stock Award. No transfer of any Annual Stock Award to any other account would be allowed at any time and the Annual Stock Award would be payable to the Non-Employee Director upon termination of service on the Board of Directors, in a single lump sum payment, and would be made only in shares of Company common stock. On February 12, 2008, Non-Employee Directors were each granted an Annual Stock Award of 466 shares at a grant price of $32.17 per share.

In October 2008, the Board of Directors approved an increase in the amount of the Annual Stock Award from $15,000 to $25,000 for the Annual Stock Award beginning in February 2009. The Company revised the amount of this stock award primarily in response to benchmarking information provided by Watson Wyatt, which upon review of the Company’s Competitive Assessment of Board of Directors Remuneration from 2005 determined that the stock or equity portion of the Non-Employee Directors’ compensation at the Company was below average. Pursuant to this amendment, on February 10, 2009, the Non-Employee Directors were each granted an Annual Stock Award of 677 shares at a grant price of $36.92 per share.

The stock options and stock awards granted to a Non-Employee Director under the 2006 Incentive Plan are in addition to the Annual Director Retainer Fee, Board committee chairmen fees, meeting attendance fees, and the Annual Stock Award payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

The Compensation and Development Committee of the Board of Directors will also be able to make additional grants of stock options or stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions to be determined by this Committee in its sole discretion, such as outstanding Company performance. The 2006 Incentive Plan sets forth restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company stock equivalent in value to three times his current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Unexercised stock option shares do not count towards the stock ownership requirements unless actually exercised.

The Non-Employee Directors have five years from January 1, 2006, or five years from the date of their initial election as a Director, to achieve compliance with these stock ownership requirements. Typically, the Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. As of February 2009, all Non-Employee Directors were either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any

Non-Employee Director who is not in compliance with his required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive said benefits. Benefits commence at 70 years of age.

The pension values included in the Director Compensation Table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2008, is 6.50%.

•	Mortality Table: the mortality table used as of December 31, 2008, is the IRS Prescribed Mortality Table for 2008.

For the current Non-Employee Directors, based on the information provided above, as of December 31, 2008, the annual benefit for the following current Non-Employee Directors is as follows: Mr. Cadieux: $25,463; Mr. Grojean: $31,417; and Mr. Potter: $22,792.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Robert D. Cadieux	$66,900	$14,991	$4,512	$—	$2,433	$—	$88,836
Thomas F. Grojean	$68,400	$14,991	$4,512	$—	$21,811	$—	$109,714
Gregory E. Lawton	$73,400	$14,991	$4,512	$—	$—	$—	$92,903
Robert G. Potter	$73,400	$14,991	$4,512	$—	$20,140	$—	$113,043
Edward J. Wehmer	$78,400	$14,991	$4,512	$—	$—	$—	$97,903

(1)	F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company's Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table.
(2)	Reflects Annual Stock Award granted in February 2008. Each Director was awarded 466 shares.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123 (R), and thus includes amounts from awards granted in and prior to 2008. As of December 31, 2008, each Director has the following number of stock options outstanding: Mr. Cadieux: 7,803; Mr. Grojean: 7,803; Mr. Lawton: 2,588; Mr. Potter: 1,069; and Mr. Wehmer: 4,467.
(4)	Amounts reflect the actuarial increase in the present value of the Director's benefits under the Director Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. The change in pension value for Messrs. Cadieux, Grojean and Potter was largely the result of the change in assumed post retirement mortality rates. However, the increase was slightly offset by the change in discount rate from 6.4% to 6.5%.

APPROVAL OF STEPAN COMPANY MANAGEMENT INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF JANUARY 1, 2010)

Background

The Board of Directors recommends that the stockholders approve the Stepan Company Management Incentive Plan (As Amended and Restated as of January 1, 2010) (the “Management Incentive Plan”), which was adopted by the Board of Directors on February 10, 2009, subject to stockholder approval. If approved by the stockholders at this 2009 Annual Meeting of Stockholders, the Management Incentive Plan would be effective January 1, 2010. A copy of the Management Incentive Plan is included as Appendix A and the following description is qualified in its entirety by reference to the Management Incentive Plan.

Purpose

The Management Incentive Plan is a nonqualified deferred compensation plan that allows participants to elect to defer all or a portion of their compensation earned under this plan. The Board of Directors believes that the Management Incentive Plan will promote the financial interests of the Company by attracting and retaining qualified persons in executive and other managerial positions and to provide them with an additional incentive to contribute to the success of the Company by further aligning the interests of these persons with those of the Company’s stockholders. The Management Incentive Plan is intended to qualify under the performance-based compensation exemption of Code Section 162(m)(4)(C).

Administration

The Compensation and Development Committee of the Board of Directors (the “Committee”) will have the authority to administer the Management Incentive Plan. None of the members of the Committee is eligible to receive Awards under the Management Incentive Plan.

Participation

The individuals eligible to receive an incentive award (the “Award”) for any calendar year are those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee or its designee. An individual will be considered a Participant in the Management Incentive Plan upon this selection by the Committee. Notwithstanding the foregoing, a Participant must be employed by the Company on December 31 of a calendar year to receive an Award for such year, except that a Participant whose employment with the Company and its affiliates terminates during a calendar year because of his or her death, disability, or retirement may not be prevented from being eligible, within the discretion of the Committee, for the earned Award to which the Participant would otherwise be entitled prorated based on his or her actual period of employment during such year.

Awards

The Committee will determine the amount of an Award for any year, subject to the provisions described below, which will be based upon the performance of the Company or a subsidiary, the performance of the Participant’s department (if relevant), and/or the performance of the Participant. The amount of an Award to any Participant for any calendar year may not exceed 150% of the amount of the actual base salary payable to the Participant by the Company and its subsidiaries for that calendar year (the “Base Salary”). An Award to a Participant for any calendar year will be paid to or on behalf of the Participant, in cash, as soon as practicable (and no later than March 15) after the close of the calendar year for which the Award is made except if deferred, as described below. An Award is considered made or granted for the calendar year in which the services entitling the Participant to the Award are performed.

Awards for Certain Designated Participants

Awards granted under the Management Incentive Plan for any calendar year to Participants who are Covered Employees for that calendar year will be subject to the provisions of pre-established performance goals (the “Performance Goals”) described below. Eligibility for participation in the Management Incentive Plan of Covered Employees for Awards for a calendar year is limited to those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee. The Committee may not modify the terms of Awards to such Participants except as specifically set forth in the Management Incentive Plan. For purposes of the Management Incentive Plan, “Covered Employee” means, for any calendar year, a Participant designated by the Committee prior to the grant of an Award for that year who is or may be a “covered employee” within the meaning of Code Section 162(m)(3) for the year in which that Award would be payable and for whom the Committee intends amounts payable with respect to that Award to qualify under the performance-based compensation exemption of Code Section 162(m)(4)(C). Earned Awards for Covered Employees are intended to satisfy the performance-based compensation exemption under Code Section 162(m)(4)(C) and the related regulations.

Award Opportunities. On or before the 90th day of any calendar year, and before 25% or more of the calendar year has elapsed, the Committee will establish in writing the Awards and the specific Performance Goals for the calendar year. The payment of such Awards (the “Covered Employee Incentive Awards”) to Participants who may be Covered Employees for that calendar year will be conditioned upon the attainment of those Performance Goals. A Covered Employee Incentive Award will be based upon a percentage of the Participant’s Base Salary designated by the Committee at the time the Award is granted, which percentage need not be the same for each Participant (the “Target Incentive Award”). The extent, if any, to which a Covered Employee Incentive Award will be payable will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided, however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year.

Performance Goals. The Performance Goals established by the Committee at the time a Covered Employee Incentive Award is granted will be based on one or more business or financial measures relating to the Company, one or more of its subsidiaries, or one or more business or functional units thereof set forth in the Management Incentive Plan, including earnings per share, market share, stock price, sales, costs, revenue, net operating income, net income, corporate net income, cash flow, corporate free cash flow, earnings before interest, taxes, depreciation and amortization, corporate or shareholder return, certain product price measures, safety record, environmental standards or compliance, and measures of employee satisfaction or engagement. All Performance Goals must be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Code Section 162(m)(4) .

At the time of establishing a Performance Goal, the Committee will specify the manner in which the Performance Goal will be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal, such as subsequent changes in accounting standards. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company, one or more subsidiaries, or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

Payment of an Earned Covered Employee Incentive Award. At the time the Covered Employee Incentive Award is granted, the Committee will prescribe in writing a formula to determine the percentage of the Target Incentive Award (which may exceed 100%) which may be payable based upon the degree of attainment of the Performance Goals during the calendar year. If the minimum level of achievement of the Performance Goals established by the Committee is not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum level of achievement of the Performance Goals is satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Covered Employee Incentive Awards have been satisfied, payment of an earned Covered Employee Incentive Award will be made, in cash, as soon as practicable (and no later than March 15) after the close of the calendar year for which the Award is granted, or deferred in accordance with the Participant’s election as described below, unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

Maximum Payable. The maximum amount of a Covered Employee Incentive Award payable to a Covered Employee under the Management Incentive Plan for any calendar year is $1,500,000 or, if less, 150% of the Participant’s Base Salary.

Deferrals

Elections. Subject to the terms and conditions of the Management Incentive Plan, a Participant may elect to defer the payment of all or any portion of an Award, including a Covered Employee Incentive Award, granted to the Participant under the Management Incentive Plan for any calendar year by filing a written request (a “Deferral Request”) with the Committee. Unless the Participant is newly eligible to participate in the Management Incentive Plan, such Deferral Request must be filed with and accepted by the Committee no later than December 31 of the year immediately prior to the year for which such Award is made. A Participant’s Deferral Request for any calendar year must designate the amount of the Award to be deferred and will become irrevocable as of midnight on the December 31 of the year immediately prior to the year for which the Award is made.

Accounts. Subject to the terms and conditions of the Management Incentive Plan, an Award that is deferred as described in the previous paragraph will be credited, as elected by the Participant in the Deferral Request, to a company stock account or the general investment account maintained by the Company for the Participant. Any portion of an Award allocated to the Participant’s stock account will be credited with the number of share units equal to the number of shares of the Company’s common stock that the amount of the Award would purchase based on the average of the opening and closing market prices of such stock on the New York Stock Exchange for the calendar day on which the Award is declared. Any portion of an Award allocated to the Participant’s investment account will be invested on the date the Award is declared by the Committee in an investment fund selected by the Participant, with the consent of the Committee, specified in the Deferral Request for such Award.

Payments. A Participant may elect to receive payments for deferred Awards from his or her account in equal annual installments for a three-, five- or ten-year period or in a single lump sum. Payment will be made or commence, as applicable, in February of the first calendar year following the year in which the Participant’s employment with the Company or its subsidiaries terminates for any reason, except due to death. A Participant’s distribution election may be modified at the times and in the manner set forth in the Management Incentive Plan. All amounts credited to a Participant under the Management Incentive Plan will be paid in cash, except for amounts credited to the Participant’s stock account with respect to certain deferred Awards that may at the Participant’s election or must be paid in shares of the Company’s common stock, as set forth in the Management Incentive Plan.

Withholding

The Company may deduct from all amounts paid pursuant to the Management Incentive Plan any taxes required by law to be withheld with respect to such amounts. Notwithstanding any other provision of the Management Incentive Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Management Incentive Plan, and each Participant or beneficiary will be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Management Incentive Plan.

Adjustments

In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock, the number of share units equal to the number of shares of the Company’s common stock that have been credited to Participants’ stock accounts under the Management Incentive Plan will be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such corporate change.

Amendment and Termination

The Board of Directors may from time to time amend the Management Incentive Plan in such respects as it deems advisable and may terminate the Management Incentive Plan at any time; provided, however, that no such amendment or termination may adversely affect any right or obligation with respect to any Award previously made under the Management Incentive Plan or cause any amount deferred pursuant to the Management Incentive Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1). Additionally, no amendment may be made without stockholder approval if such approval is necessary to comply with law, regulatory requirements or the rules of any exchange or automated quotation system upon which the shares of the Company’s common stock are listed or quoted.

Transferability

The interest of a Participant under the Management Incentive Plan is not subject to the claims of his or her creditors and may not be assigned, transferred, alienated, pledged, or encumbered.

Source of Benefits

The Management Incentive Plan is an unfunded plan. The Company is not required to establish a trust or otherwise fund its obligations to Participants under the Management Incentive Plan in any way, and amounts payable under the Management Incentive Plan will be paid solely from the Company’s general assets. The deferred portions of Awards under the Management Incentive Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and, therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

Code Section 409A

It is intended that the Management Incentive Plan (including any amendments thereto) comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to Participants. The Management Incentive Plan will be interpreted, construed and administered in a manner that will comply with Code Section 409A, including final regulations or any other guidance issued by the Secretary of the Treasury and the IRS with respect thereto.

Required Vote for Approval

The approval by the affirmative votes of the holders of a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote at the meeting is necessary for the approval of the Management Incentive Plan.

PROPOSAL: The Board of Directors unanimously recommends a vote FOR the approval of the Company’s Management Incentive Plan (As Amended and Restated as of January 1, 2010).

REPORT OF THE AUDIT COMMITTEE

In 2008, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2008, Mr. Wehmer served as Chairman of the Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2008;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by No. 90, Audit Committee Communications, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Independence Standards Board, and has discussed with the independent registered public accounting firm its independence from the Company and its management; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Robert D. Cadieux

Thomas F. Grojean

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

AUDIT COMMITTEE

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for 2009. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at this 2009 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2009.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2008, and December 31, 2007, and fees billed for other services rendered by Deloitte during those periods:

	2008	2007
Audit Fees(a)	$957,100	$985,800
Audit-Related Fees(b)	0	0
Tax Fees(c)	291,800	112,900
All Other Fees(d)	1,500	1,500

Total	$1,250,400	$1,100,200

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	Audit-Related Fees consist of audits of employee benefit plans for which there were none performed by Deloitte in 2007 and 2008.
(c)	Tax Fees consist principally of assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns.
(d)	All Other Fees consist solely of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman report any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2010 Annual Meeting of Stockholders in accordance with Securities and Exchange Commission Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 19, 2009.

A stockholder that intends to present business at the 2010 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2009 Annual Meeting of Stockholders is scheduled for April 21, 2009, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 21, 2010.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, non-management directors or specified directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 19, 2009

Appendix A

STEPAN COMPANY

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2010)

SECTION 1

General

1.1 History and Effective Date. STEPAN COMPANY, a Delaware corporation (the “Company”), has previously established an incentive compensation plan known as the STEPAN COMPANY MANAGEMENT INCENTIVE PLAN (the “Plan”). The Plan was previously amended and restated effective as of January 1, 1992 and again as of January 1, 2005. The following provisions constitute a further amendment and restatement and continuation of the Plan, as heretofore amended, which amended and restated Plan is adopted effective January 1, 2010, subject to approval of the Plan by shareholders of the Company required by Section 8 hereof.

The Plan is intended to comply with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations or other generally applicable official guidance issued thereunder, and shall be interpreted for all purposes in accordance with this intent.

Payments pursuant to Section 2.3 of the Plan are intended to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code.

1.2 Purpose. The Plan is designed to assist the Company in attracting and retaining qualified persons in executive and other managerial positions and to provide them an additional incentive to contribute to the success of the Company.

1.3 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) which shall be the Compensation and Development Committee of the Board of Directors of the Company (the “Board of Directors”), or such other committee of the Board of Directors as the Board of Directors may from time to time determine. The Committee, to the extent awards under the Plan are intended to be exempt from Section 162(m) of the Code, shall be comprised solely of two or more persons, each of whom shall qualify as an “outside director” for purposes of Section 162(m)(4) of the Code and to the extent required to comply with Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended, shall be comprised solely of two or more persons, each of whom shall qualify as a “non-employee director” for purposes of said Rule 16b-3. Except as otherwise expressly provided herein, the Committee shall have the full authority to interpret and construe the provisions of the Plan, to remedy ambiguities, inconsistencies or omissions of whatever kind, to prescribe, amend and rescind such rules and regulations as, in its opinion, may be necessary or appropriate for the proper and efficient administration of the Plan, and to determine conclusively all questions arising under the Plan, including questions of fact. It is intended that the Committee shall have the maximum authority and discretion allowed by law with respect to any and all of its duties and responsibilities relating to the Plan. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee affecting the Plan that is made by the Committee in good faith, shall be final and binding on all persons.

1.4 Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Illinois, without regard to its choice of law provisions, to the extent that they are not preempted by the laws of the United States of America.

1.5 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

1.6 Notices. Any notice or document required to be given to or filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices.

SECTION 2

Participation and Awards

2.1 Participation. The individuals who shall be eligible to receive an Award (as described in Section 2.2 or Section 2.3) for any calendar year shall be those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee or its designee, subject to Section 2.3, at any time during such year. Notwithstanding the foregoing, an individual must be in the employ of the Company or an Affiliate (as defined in Section 6.5) on December 31 of a calendar year to receive an Award for such year, except that this provision shall not prevent a Participant whose employment with the Company or its Affiliates terminates during a calendar year because of his death, disability, or retirement from being eligible, within the discretion of the Committee, for the earned Award to which the Participant would otherwise be entitled prorated based on his actual period of employment during such year. An individual shall be considered a Participant in the Plan upon his or her designation by the Committee or, where applicable, its designee.

2.2 Awards. Subject to Section 2.3 hereof, the amount of an incentive award (the “Award”) for any calendar year shall be determined by the Committee and shall be based upon the performance of the Company or a subsidiary, the performance of the Participant’s department (if relevant), and/or the performance of the Participant; provided, however, that the amount of an Award to any Participant for any calendar year shall not exceed 150 percent of the amount of the actual base salary payable to the Participant by the Company and its subsidiaries for the calendar year for which the Award is made, exclusive of the Award or any other form of executive compensation, stock option or other fringe benefit (“Base Salary”). An Award to a Participant for any calendar year shall be paid to or on behalf of the Participant, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is made except to the extent that a Deferral Request (as described in Section 3.1) is in effect with respect to such year. For purposes of the Plan, an Award is considered made or granted for the calendar year with respect to which the services entitling the Participant to the Award are performed.

2.3 Awards for Certain Designated Participants. Awards granted under the Plan for any calendar year to Participants who are Covered Employees for such calendar year shall be subject to the provisions of pre-established performance goals (“Performance Goals”) as set forth in this Section 2.3. Eligibility for participation in the Plan of Covered Employees for Awards for a calendar year shall be limited to those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee. Notwithstanding any other provision of this Section 2, the Committee shall not have the discretion to modify the terms of Awards to such Participants except as specifically set forth in this Section 2.3. For purposes of the Plan, “Covered Employee” means, for any calendar year, a Participant designated by the Committee prior to the grant of an Award for such year who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code for the year in which such Award would be payable and for whom the Committee intends amounts payable with respect to such Award to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code. Earned Awards under this Section 2.3 are intended to satisfy the performance-based compensation exemption under Code Section 162(m)(4)(C) and the related regulations.

(a) Award Opportunities. On or before the 90th day of any calendar year, and in any event before twenty-five percent (25%) or more of the calendar year has elapsed, the Committee shall establish in writing the Awards and the specific Performance Goals for the calendar year, upon the attainment of which will be conditioned the payment of such Awards (“Covered Employee Incentive Awards”) to Participants who may be Covered Employees for such calendar year. A Covered Employee Incentive Award shall be based upon a percentage of the Participant’s Base Salary designated by the Committee at the time the Award is granted, which percentage need not be the same for each Participant (the “Target Incentive Award”). The extent, if any, to which a Covered Employee Incentive Award will be payable will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided, however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year.

(b) Performance Goals. The Performance Goals established by the Committee at the time a Covered Employee Incentive Award is granted will be based on one or more of the following relating to the Company, one or more of its subsidiaries, or one or more business or functional units thereof: earnings per share, market share, stock price, sales, costs, capital expenditures, revenue, net operating income, net income, corporate net income, net income per share, cash flow, corporate free cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on invested capital, corporate return on invested capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, operating and maintenance cost management, operating earnings, operating earnings per share, environmental standards or compliance, economic value added, margins, and measures of employee satisfaction or engagement; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or one or more subsidiaries, and/or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

(c) Payment of an Earned Covered Employee Incentive Award. At the time the Covered Employee Incentive Award is granted, the Committee shall prescribe in writing a formula to determine the percentage of the Target Incentive Award (which may exceed 100%) which may be payable based upon the degree of attainment of the Performance Goals during the calendar year. If the minimum level of achievement of the Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum level of achievement of the Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Covered Employee Incentive Awards have been satisfied, payment of an earned Covered Employee Incentive Award shall be made, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is granted, or deferred in accordance with the Participant’s election under Section 3, unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

(d) Maximum Payable. The maximum amount of a Covered Employee Incentive Award payable to a Covered Employee under this Plan for any calendar year pursuant to this Section 2.3 shall be $1,500,000 or, if less, 150 percent of the Participant’s Base Salary.

SECTION 3

Deferred Awards Elections

3.1 Deferral Requests.

(a) Generally. Subject to the terms and conditions of the Plan, a Participant may elect to defer the payment of all or any portion of an Award, including a Covered Employee Incentive Award, granted to him under the Plan for any calendar year by filing a written request (a “Deferral Request”) with the Committee or its designee in such form as it may require. Unless the Participant is a Newly Eligible Participant as provided in subsection (b) below, such Deferral Request must be filed with and accepted by the Committee or its designee by no later than December 31 of the year immediately prior to the year for which such Award is made. A Participant’s Deferral Request for any calendar year shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the December 31 of the year immediately prior to the year for which the Award is made.

(b) Newly Eligible Participants. A Participant who is selected by the Committee or its designee to be a Participant during a calendar year (and who is not already a participant or eligible to participate in any other nonqualified deferred compensation plan that would be aggregated with the Plan pursuant to Code Section 409(A) (a “Newly Eligible Participant”)) shall be entitled to file a Deferral Request with respect to a pro-rata portion of the Award.

(i) Such a Deferral Request must be submitted to and accepted by the Committee or its designee within 30 days after the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant during such year. If the Deferral Request is not submitted and accepted within 30 days, the Newly Eligible Participant shall not be permitted to make a Deferral Request with respect to any portion of the Award for such year. A Deferral Request submitted by a Newly Eligible Participant shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the 30th day following the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant.

(ii) The amount of the Award that may be deferred pursuant to the Deferral Request by a Newly Eligible Participant shall not be greater than the amount of the Newly Eligible Participant’s Award that is earned after the date on which the Newly Eligible Participant files his or her Deferral Request. The amount of the Newly Eligible Participant’s Award that may be deferred shall be equal to the total amount of the Award for the year multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Participant files the Deferral Request until December 31 of such year, and the denominator of which shall equal the total number of days during the performance period in respect of which the Award is paid.

3.2 Allocation of Deferred Awards. A Participant shall designate, on his or her Deferral Request for a calendar year, the allocation of his or her Award between the Participant’s Company Stock Account and the General Investment Account.

3.3 Distribution Elections. A Participant shall designate, in accordance with Section 5, the manner in which the Participant’s Award that has been deferred in accordance with Section 3.1, as adjusted for subsequent earnings, losses and other charges and credits, shall be distributed to or for the benefit of the Participant.

SECTION 4

Deferred Awards: Accounts

4.1 Deferred Accounts. Subject to the terms and conditions of the Plan, an Award for any calendar year that is deferred in accordance with Section 3.1 shall be credited, as elected by the Participant in the Deferral Request applicable to such Award, to the Company Stock Account or to the General Investment Account maintained on the Company’s books for the Participant as described in subsections (a) and (b) below. Effective for deferrals of Awards made for calendar year 2007 and thereafter, a Participant’s election to allocate all or a portion of his or her Award to the Company Stock Account shall be irrevocable and shall be credited to the Participant’s Special Company Stock Account, established as a subaccount of the Company Stock Account, in accordance with the method for crediting Share Units and Dividend Equivalents to the Company Stock Account described in Section 4.1(a). A Participant’s Account may be divided into two or more other subaccounts as the Company determines necessary or desirable for the administration of the Plan, and shall be divided into subaccounts to reflect the portion of the Account that is attributable to Awards made for calendar years prior to 2005 and to reflect the portion of the Account attributable to Awards made for 2005 and subsequent years. A Participant shall be 100% vested in his or her Account(s) at all times.

(a) Company Stock Account. As of the date an earned Award is declared by the Committee, the Participant shall be credited with the number of share units (and fractions thererof) (“Share Units”) equal to the number of shares (and fractional shares calculated to the nearest one-thousandth (.001) of a share) (“Shares”) of the Company’s common stock that the amount of the Award would purchase based on the average of the opening and closing market prices of such stock on the New York Stock Exchange for the calendar day on which the Award is declared. No less frequently than once in every calendar year the Committee shall, for each dividend payment date declared with respect to the Company’s common stock since the last such determination:

(i) determine the amount of the dividends that would have been paid by the Company on the number of Shares of the Company’s common stock equal to the number of Share Units credited to the Participant on the record date for such dividend (“Dividend Equivalents”); and

(ii) credit the Participant’s Company Stock Account with the number of Share Units equal to the number of Shares of the Company’s common stock that the Dividend Equivalents attributable to such dividend payment date would have purchased based on the closing price of the Company’s common stock on the New York Stock Exchange on such dividend payment date.

Notwithstanding the foregoing provisions of this paragraph (a), in no event shall Shares of the Company’s common stock be earmarked for a Participant’s Account or set aside for the benefit of the Participant by reason of the crediting of Share Units under this paragraph (a).

(b) General Investment Account.

(i) The amount of each Award deferred to the Participant’s General Investment Account shall be deemed to be invested on the date the Award is declared by the Committee in an investment fund(s) (which may include contracts of insurance) selected by the Participant with the consent of the Committee in the Deferral Request applicable to such Award. The earnings and losses deemed to be attributable to the investment of a Participant’s General Investment Account for any calendar year shall be the earnings and losses that would have been yielded if the Participant’s General Investment Account had been invested in the investment selected by the Participant for the year. Notwithstanding the foregoing, any such investment fund(s) made available under the Plan must qualify as a predetermined actual investment within the meaning of Treasury Reg. §31.3121(v)(2)-1(d)(2) or, for any calendar year, reflect a reasonable rate of interest (determined in accordance with Treasury Reg. §31.3121(v)(2)-1(d)(2)(i)(C)).

(ii) During the 30-day trading window occurring each calendar quarter under the Company’s Insider Trading Policy as in effect from time to time, a Participant may elect to change the selection of his or her General Investment Account investment fund selections, which change shall be effective as of the last day of such calendar quarter (a “GIA Transfer Date”). Any change by a Participant in his or her investment fund selections shall be filed with the Committee or its designee and shall apply prospectively as of the GIA Transfer Date to all amounts credited to the Participant’s General Investment Account. Notwithstanding the foregoing provisions of this subsection, nothing in the Plan shall be construed to require the Company to segregate or invest any assets to reflect the Participant’s investment fund selections.

(c) Effective Date Credited Amounts. The amounts credited to a Participant’s Company Stock Account (including the Special Company Stock Account established as a sub-account thereunder) and General Investment Account, if any, on January 1, 2010 shall be equal to the amount credited to such Accounts, respectively, as of December 31, 2009 under the terms of the Plan as in effect on that date.

(d) Amounts Credited to Special Company Stock Account. The amount credited to the Participant’s Special Company Stock Account from time to time, including any Dividend Equivalents thereon, shall be held in the Special Company Stock Account until distributed to the Participant in shares of the Company’s common stock in accordance with Section 5.

4.2 Transfers from the Company Stock Account to the General Investment Account for Pre 2007 Deferrals.

(a) Application. This Section 4.2 shall only apply to the portion of a Participant’s Company Stock Account that is attributable to deferrals of Awards made for calendar years prior to the 2007 calendar year, including Dividend Equivalents thereon (“Pre 2007 Balance”) reduced by the portion of the Participant’s Company Stock Account Pre 2007 Balance that the Participant elected to transfer to the Special Company Stock Account effective December 31, 2006 under the terms of the Plan as then in effect.

(b) Transfers. Subject to the limitations of Section 4.2(a), effective as of the last day of any calendar quarter (a “Transfer Date”), a Participant may elect that all or a portion (in increments of 25 percent) of the balance of his Company Stock Account (including any Dividend Equivalents accrued but not yet converted into Share Units as of such date) be transferred to his General Investment Account. For purposes of this Section 4.2(b), the value of a Share Unit credited to a Participant’s Company Stock Account as of any Transfer Date shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the Transfer Date. Any election under this Section 4.2(b) shall be irrevocable and shall be filed with the Committee or its designee during the 30-day trading window occurring during the calendar quarter ending on such Transfer Date under the Company’s Insider Trading Policy as in effect from time to time and shall be subject to the other applicable terms of such Insider Trading Policy.

SECTION 5

Deferred Awards: Payment

5.1 Distributions of Awards Earned Prior to 2005.

(a) The portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year shall be distributed to or for the benefit of the Participant in 10 substantially equal installments commencing in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b) Notwithstanding the method of distribution specified in Section 5.1(a), the Committee may alter the commencement date and period of distribution for the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year with respect to any Participant if the Committee determines, in its sole discretion, that such change is in the best interest of the Participant after taking into account the Participant’s particular needs and circumstances.

(c) Notwithstanding anything in the Plan to the contrary, the Board of Directors may, in its sole discretion, upon recommendation of the Committee, accelerate the distribution, in whole or in part, of the portion of a Participant’s Account under the Plan that is attributable to deferrals of Awards made for calendar years prior to 2005, including a payment made following the death of the Participant pursuant to Section 5.5, if it determines that such acceleration is in the best interest of the Company or Participant.

5.2 Distribution of Awards Earned in 2005 and 2006.

(a) The portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years and that is payable on or after January 1, 2007 shall be distributed to or for the benefit of the Participant in accordance with the method of payment elected by the Participant for the Award made for the 2007 calendar year or, if the Participant did not defer or earn an Award for the 2007 calendar year, as the Participant irrevocably elected on or before December 31, 2006 from among methods of payment provided by Section 5.3. Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b) In the absence of a Participant’s election pursuant to Section 5.2(a), the portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years shall be distributed to or for the benefit of the Participant in 10 substantially equal installments as provided in Section 5.3 commencing in February of the first calendar following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(c) It is intended that the elections provided by Sections 5.2(a) qualify as Code Section 409A transition elections pursuant to published IRS guidance.

(d) All amounts distributed pursuant to this Section 5.2 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and to Section 6.6.

5.3 Distribution Elections for Awards Earned for 2007 and Subsequent Years. A Participant may elect the method of payment for the portion of the Participant’s Account attributable to deferrals of Awards made for the 2007 calendar year and subsequent years from among the following:

(a) 3, 5 or 10 substantially equal annual installments; or

(b) A single lump sum.

Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below). The amount of each installment payment hereunder shall be calculated by dividing the balance credited to the Participant’s Account(s) to which the election applies at the time of each such payment by the number of remaining installments (including the current installment). Installment payments shall be made in the month of February as specified above and in anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment).

A Participant’s initial distribution election shall be made in writing, as directed by the Committee, no later than the December 31 prior to the calendar year for which the distribution election shall first apply to an Award and for which such Award is made (or, in the case of a Newly Eligible Participant, on or before the date on which a Participant’s Deferral Election shall be due), and shall apply to all Awards that are deferred for future calendar years, if any, until the Participant is entitled to make a new distribution election, as provided below.

A Participant shall be entitled to make new written distribution elections in accordance with, and to be applicable to Awards deferred for future calendar years as provided in, the following schedule:

In the calendar year in which the Participant attains age:	New election applies to deferrals of Awards made for the calendar years in which the Participant attains the following ages and, unless further changed, subsequent years:
50	51-55
55	56-60
60	61-65
65	66-70
70	71-75
75	76 and subsequent years

A new distribution election to be made in accordance with the above schedule shall be made by filing such election with the Committee or its designee on such form as it shall prescribe, and any such new election shall remain in effect unless and until changed in accordance with the above schedule.

A Participant shall be deemed to have elected to have the portion of his or her Account attributable to his or her Awards for which no elections have been made distributed in the form of 10 substantially equal annual installments.

All amounts distributed pursuant to this Section 5.3 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and to Section 6.6.

5.4 Delay for Specified Employees. This Section 5.4 shall only apply to distributions that are attributable to deferrals of Awards made for in 2005 and subsequent years. Notwithstanding anything in the Plan to the contrary, no payment to the extent attributable to such Awards shall be made to any Participant who is a Specified Employee as of the date of such Participant’s separation from service (as defined in Section 5.11) until the earlier of (i) the date that is the first day of the seventh month after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of this Section 5.4 means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant’s separation from service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

5.5 Death.

(a) In the event that a Participant dies before full payment of all amounts payable to him or her under the Plan have been made, the balance of such amounts shall be paid to the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee prior to his or her death, or, if no designation has been made or the designated beneficiary predeceases the Participant, to the estate of the Participant.

(b) Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for calendar year 2005 and subsequent years shall be paid, subject to Section 6.6, in February of the first calendar year following the Participant’s death in the form of a single lump sum.

(c) Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for years prior to the 2005 calendar year shall be paid at the same time and in the same form as which such payments would have been made to the Participant if he or she had lived or as otherwise provided by the Committee and subject to Section 5.1(c).

(d) A Participant may change his or her beneficiary designation from time to time and any beneficiary designation form shall be effective only when the signed form is filed with the Committee or its designee while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

5.6 Permitted Delays in Payment. Payment of a Participant’s Account attributable to deferrals of Awards made for the 2005 calendar year and subsequent years will be delayed under any of the circumstances specified in Sections 5.6(a) through (b) below or as provided in Section 6.6.

(a) Payments that would violate Applicable Law. Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (a), the making of a payment that would cause inclusion in the Participant’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

(b) Other Payments. The Committee shall be permitted to delay a payment of a Participant’s Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

5.7 Assets to be Distributed.

(a) Except as provided in Sections 5.7(b) and 5.7(c), all amounts credited to a Participant under the Plan shall be paid in cash. Any cash payment under this Section 5.7 from a Participant’s Company Stock Account shall be equal to the number of Share Units credited to the applicable Account to be distributed multiplied by the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the date as of which payment is made.

(b) Distributions of amounts credited to a Participant’s Company Stock Account (excluding however, amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon)), may, at the election of the Participant, be paid in the form of cash or Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(c) Distribution of amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon) shall be paid to the Participant in Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(d) Shares of the Company’s common stock distributed under this Section 5.7 shall be made available from treasury shares or shares of the Company’s common stock acquired by the Company, including shares purchased in the open market. The obligation of the Company to deliver any shares of Company common stock shall be subject to all applicable laws, rules and regulations including all applicable federal and state securities laws, and the applicable requirements of any securities exchanges or similar entity, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

5.8 No Acceleration of Payment. Notwithstanding anything in the Plan to the contrary, the distribution of any portion of Participants’ Accounts under the Plan attributable to deferrals of Awards made for the 2005 calendar year and subsequent years may not be accelerated, whether at the election of a Participant or at the discretion of the Committee or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

5.9 Claims Procedures. If a Participant or Participant’s beneficiary (“Claimant”) files a claim for benefits under Section 5 of this Plan, the Committee or its designee shall notify the Claimant within 45 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee or its designee prior to the end of the 45-day period stating that special circumstances require an extension (of up to 45 additional days) of the time for decision. The notice of the decision of the Committee or its designee shall be in writing sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure and the time limits applicable, including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination on review. A Claimant is entitled to request a review of any denial of his/her claim by the Committee. The request for review must be submitted within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be provided, upon written request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and shall be entitled to submit issues and comments orally and in writing. The Committee shall render a review decision in writing within 60 days after receipt of a request for a review, provided that, in special circumstances the Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, a statement that the claimant or his or her authorized representative shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of all documents, records and other information relevant to the Claimant’s claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

5.10 Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts. Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Plan, and each Participant or beneficiary shall be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Plan.

5.11 Separation of Service. “Separated from service” and variations thereof for purposes of this Section 5 and all other sections of the Plan means (i) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to 2005, that the Participant has retired or otherwise terminated employment with the Company for any reason other than death and (ii) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for 2005 and subsequent years, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement or any other reason, but excluding termination of employment due to death. For purposes of applying the definition of “separation from service” under Section 409A, if the Participant is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment, a separation from service shall be deemed to occur after the expiration of 29 months of sick leave unless the Participant retains the right to reemployment under an applicable statute or by contract.

SECTION 6

Miscellaneous

6.1 Change in Capitalization. In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock (“Corporate Change”), the number of Share Units that have been credited to Participants under the Plan shall be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such Corporate Change.

6.2 Nontransferability, Nonassignability. The interest of a Participant under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

6.3 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or any Affiliate, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. The crediting of Share Units does not constitute the award of stock, and shall not be construed to give a Participant any rights as a shareholder of the Company.

6.4 Source of Benefits. This Plan is an unfunded plan. The Company shall not be required to establish a trust or otherwise fund its obligations to Participants under the Plan in any way, and amounts payable under the Plan shall be paid solely from the Company’s general assets. The Deferred Awards portions of the Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

6.5 Affiliate. For purposes of the Plan, the term “Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that except for purposes of the term “Affiliate” when used in the definition of Specified Employee, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. §1.414(c)-2.

6.6 Timing of Payments. Notwithstanding any provision of the Plan to the contrary, a distribution of a Participant’s Account attributable to deferrals of Awards made for 2005 and subsequent years to be made as of a specified date or in a specified period in Section 5 shall be made on the date or in the period specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution be made later than the last day of the same calendar year in which such date or period occurs. Until paid, any such amount otherwise distributable from a Participant’s Account shall continue to be adjusted under Section 4 to reflect investment returns. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her beneficiary, or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.

6.7 Section 409A of the Code. It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to Participants. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

6.8 Insider Trading Policy. All elections made under the Plan by a Participant shall, to the extent applicable, be subject to the terms of the Company’s Insider Trading Policy as in effect from time to time.

SECTION 7

Amendment and Termination

7.1 Amendment and Termination. The Board of Directors may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any Award theretofore made under the Plan or cause any amount deferred pursuant to the Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1); and provided further, that no amendment shall be made without stockholder approval if such approval is necessary to comply with law, regulatory requirements or the rules of any exchange or automated quotation system upon which the Shares are listed or quoted.

SECTION 8

Stockholder Approval

8.1 Stockholder approval. The Plan as amended and restated herein shall be effective January 1, 2010, subject to the approval of the amended and restated Plan by stockholders of the Company at its 2009 annual meeting by the affirmative vote of a majority of the shares of stock of the Company present in person or represented by proxy at the meeting and entitled to vote.

In WITNESS WHEREOF, Stepan Company has signed this Plan this 10th day of February, 2009.

Stepan Company

By:	/s/ F. Quinn Stepan, Jr.
Title:	President and Chief Executive Officer

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Stepan Company

Annual Meeting of Stockholders to be held April 21, 2009

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen O. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 21, 2009, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals set forth below:

–	Election of Directors, Nominees: Gary E. Hendrickson and Gregory E. Lawton.
–	Approve adoption of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010).
–	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2009.

In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold					For	Withhold
	01 - Gary E. Hendrickson	☐	☐	02 -	Gregory E. Lawton			☐	☐

					For	Against	Abstain			For	Against	Abstain
2.	Approve adoption of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010).				☐	☐	☐	3.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2009.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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